China Fire & Security Group, Inc. Announces Third Quarter 2008 Financial Results

-	Record revenue of $16.7 million, an increase of 44.4% versus Q3 2007
-	GAAP net income of $6.5 million, an increase of 47.0% versus Q3 2007
-	Gross margin of 58.9%
-	GAAP EPS of $0.23 on a fully diluted basis
-	Reiterate 2008 full year guidance
-	$7.6 million contract wins with China Nuclear Power Engineering Co., Ltd.
-	Conference call on Wednesday, November 12, 2008 at 8:00 AM EST

BEIJING, November 11 -- China Fire & Security Group, Inc. (Nasdaq: CFSG) ("China Fire" or "the Company"), a leading industrial fire protection product and solution provider in China, announced its financial results for the quarter ended September 30, 2008. The Company reported quarterly revenue of $16.7 million, up 44.4 percent year-over-year, compared to $11.6 million in the third quarter of 2007. Gross margin for the third quarter of 2008 reached 58.9 percent, compared to 59.2 percent in the third quarter of 2007. GAAP net income for the third quarter of 2008 was $6.5 million and the earnings per share (EPS) on the fully diluted basis was $0.23.

Key Financial Indicators
(All numbers in US dollar)

	Q3/2008	Q3/2007	Percent Change
Revenue	16,743,267	11,596,970	44.4%
Gross Profit	9,864,431	6,867,432	43.6%
Operating Expenses	3,737,632	2,769,996	34.9%
Income from Operations	6,126,799	4,097,436	49.5%
GAAP Net Income	6,457,964	4,392,035	47.0%
Fully Diluted GAAP EPS	0.23	0.16	44.8%

Financial Results

Revenues increased to a record $16.7 million in the third quarter of 2008, up 44.4% percent from $11.6 million in the third quarter of 2007. This increase was mainly attributable to the execution of increased number of total solution contracts during this quarter and also reflected a significant increase in revenue from maintenance services.

Gross profit for the third quarter increased 43.6 percent to approximately $9.9 million from $6.9 million for the same period of last year. The gross margin was 58.9 percent, compared to 59.2 percent of the third quarter of last year.

Operating income was approximately $6.1 million, compared to $4.1 million for the same period of last year, representing 49.5 percent growth. The improvement in operating income was mainly attributable to the increase in the Company’s revenue and the improvement in operating margin.

GAAP net income was approximately $6.5 million for the third quarter of 2008 as compared to approximately $4.4 million for the same period of 2007, representing an increase of 47.0 percent. The reason for the increase in the net income was mainly due to the increase in revenues and the improvement in operating margin during the period. Fully diluted GAAP EPS was $0.23 for the third quarter of 2008 as compared to the fully diluted GAAP EPS of $0.16 for the third quarter of 2007, representing an increase of 44.8 percent.

Total revenues for the nine months ended September 30, 2008 were $48.1 million, compared to $32.6 million for the same period of 2007, representing a 47.3 percent increase. Gross profit for the first nine months of 2008 increased 54.4 percent to $28.1 million from $18.2 million for the same period of last year. The gross margin was 58.4 percent, compared to 55.7 percent of the same period of last year. Operating income for the first nine months of 2008 was $17.4 million, representing an increase of 59.4 percent above $10.9 million in the same period of last year. GAAP net income for the first nine months of 2008 was $17.9 million as compared to $12.8 million for the same period of last year, representing 40.0 percent growth. On a non-GAAP basis, net income increased 54.6 percent from $11.6 million for the same period of 2007, which excluded a one-time non-cash gain of $1.2 million for the change in fair value of derivatives in the period. Fully diluted GAAP EPS was $0.63 for the nine months ended September 30, 2008 as compared to GAAP EPS of $0.47 for the same period of 2007.

Balance Sheet and Cash Flow

As of September 30, 2008, the Company had working capital of $ 59.0 million including cash and cash equivalents of $21.8 million. Net cash provided by operating activities was approximately $7.3 million during the first nine months of 2008 as compared to $3.2 million net cash provided by operating activities for the same period of 2007. Days sales outstanding or DSOs were 117 days for the third quarter of 2008 as compared to 135 days for the same period of last year.

As of September 30, 2008, total liabilities stood at $35.2 million, while shareholders' equity totaled $71.7 million, improved from $50.2 millions in beginning of 2008. Currently the Company has no debt.

Business Outlook

The current global financial turmoil and general economic weakness presents a challenging environment for most companies. Consequently, the Company believes it is prudent to disclose to its shareholders the potential negative impact of the economic slowdown on business. However, the Board of Directors and senior management team have extensively discussed the Company’s business model and its future growth strategies and concluded that the Company expects to see healthy growth in its business in the future, as China Fire progresses towards the end of the year and for the years to come. Strategically, China Fire will
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Focus on and serve its major customers who are the top tier companies in the iron and steel industry in China to maintain its leading position in the industry and, potentially, even to expand its market share.

•
Continue to invest in technological innovation, intellectual property protection, product standards and fire code enhancement. China Fire believes that its patented proprietary products will provide strong support to the Company’s future business growth in China and enhance its ability to maintain healthy margins.

•
Expedite the Company’s expansion into industrial sectors other than iron and steel industry. By leveraging on its leading brand reputation as a total solution provider and its comprehensive line of proprietary products, the Company will continue to diversify its customer basis. The Company has provided integrated products and solutions for traditional power generation, petrochemical plants, highway tunnels, subways, and nuclear power plants and expected to see additional growth as a result of significant government investment in these verticals over the next two years.

•	Pursue fire protection projects and product sales in international markets with the initial focus on India and Russia. The Company is actively bidding for projects in India now.
•	Grow through merger and acquisitions to support and supplement its organic growth strategies. The bottom line for the Company’s M&A is that all transactions should be accretive.

“China Fire is still in the early stage of executing its growth strategies. The current global economic slowdown presents us with additional challenges. In addition to the growth strategies discussed above, we have recently reevaluated the credit policies extended to our current customers and have adopted tighter control over our expenditures and payments. We believe these efforts will ensure healthy cash flows for our business,” commented Mr. Brian Lin, Chief Executive Officer of China Fire.

“We are confident about our organic growth over the next few years. We also believe there are opportunities for consolidation and we aspire to grow faster by becoming a consolidator in China’s fire protection industry,” further commented by Mr. Gangjin Li, Executive Chairman of China Fire.

“Given our operating results in the first three quarters of 2008 and our expectations for the fourth quarter, we reiterate that we are comfortable with the increased guidance made on August 13th of this year as follows: Revenue at least $68 million, GAAP net income at least $24 million, and fully diluted at least $.84,” concluded Mr. Gangjin Li, Executive Chairman of China Fire.

Teleconference Information
China Fire & Security Group, Inc. 2008 Q3 Earning Results Conference Call

Date/Time:
November 12, 2008 (Wednesday) 8:00 a.m. EST

Conference Call:
Unite States: 1-800-860-2442
International: 1-412-858-4600
Passcode: China Fire Call

Webcast /Audio Recording:
This call is being web cast by MultiVu and can be accessed by clicking on this link http://www.visualwebcaster.com/event.asp?id=53174 .

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, traditional power generation, petrochemical and nuclear power industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China.

Cautionary Statement Regarding Forward Looking Information

 This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as ''believe,'' ''expect,'' ''may,'' ''will,'' ''should,'' ''project,'' ''plan,'' ''seek,'' ''intend,'' or ''anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

       China Fire & Security Group, Inc.
       Shayla Suen, Investor Relations
       Tel:   +86-10-8441-7400
       Email: ir@chinafiresecurity.com
       www.chinafiresecurity.com

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUES
System contracting projects	$15,173,858	$6,105,899	$41,060,246	$23,270,285
Products	978,806	5,188,117	5,393,942	8,827,922
Maintenance services	590,603	302,954	1,639,429	545,410
Total revenues	16,743,267	11,596,970	48,093,617	32,643,617

COST OF REVENUES
System contracting projects	6,459,973	2,539,812	18,001,928	10,564,382
Products	117,258	2,065,515	1,176,638	3,705,298
Maintenance services	301,605	124,211	821,932	181,085
Total cost of revenues	6,878,836	4,729,538	20,000,498	14,450,765

GROSS PROFIT	9,864,431	6,867,432.00	28,093,119	18,192,852.00

OPERATING EXPENSE
Selling and marketing	1,582,557	1,205,360	4,592,598	3,058,663
General and administrative	1,268,864	1,297,037	4,021,984	3,390,596
Depreciation and amortization	123,829	128,394	445,779	387,933
Research and development	762,382	139,205	1,656,983	457,126
Total operating expense	3,737,632	2,769,996	10,717,344	7,294,318

INCOME FROM OPERATIONS	6,126,799	4,097,436	17,375,775	10,898,534

OTHER INCOME (EXPENSE)
Other income	280,094	249,537	501,737	577,535
Other expense	(3,675)	(1,400)	(89,063)	(7,817)
Interest income	48,010	46,462	139,754	90,632
Change in fair value of derivative instruments	-	-	-	1,205,791
Total other income	324,429	294,599	552,428	1,866,141

INCOME BEFORE PROVISION FOR INCOME TAXES	6,451,228	4,392,035	17,928,203	12,764,675

PROVISION (CREDIT) FOR INCOME TAXES	(6,736)	-	53,359	-

NET INCOME	6,457,964	4,392,035	17,874,844	12,764,675

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	173,873	540,152	3,534,472	1,350,486

COMPREHENSIVE INCOME	$6,631,837	$4,932,187	$21,409,316	$14,115,161

BASIC EARNINGS PER SHARE
Weighted average number of shares	27,572,112	27,026,221	27,562,087	26,649,859
Earnings per share	$0.23	$0.16	$0.65	$0.48

DILUTED EARNINGS PER SHARE
Weighted average number of shares	28,259,171	27,825,442	28,205,583	27,436,695
Earnings per share	$0.23	$0.16	$0.63	$0.47

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

ASSETS
	September 30,	December 31,
	2008	2007
CURRENT ASSETS:	(Unaudited)
Cash	$21,805,340	$17,110,449
Restricted cash	5,177,631	3,829,927
Accounts receivable, net of allowance for doubtful accounts of $3,188,660 and
$2,483,359 as of September 30, 2008 and December 31, 2007, respectively	19,159,300	16,525,161
Notes receivable	5,139,588	3,315,811
Other receivables	1,291,967	748,195
Other receivable - related party	329,884	-
Inventories	7,752,813	4,048,283
Costs and estimated earnings in excess of billings	28,786,789	13,068,036
Employee advances	1,147,653	1,307,433
Employee advances - officers and directors	36,910	18,682
Prepayments and deferred expenses	3,562,333	2,218,391
Total current assets	94,190,208	62,190,368

PLANT AND EQUIPMENT, net	8,372,761	6,568,250

OTHER ASSETS:
Restricted cash - non current	990,616	-
Accounts receivable - retention	831,043	193,029
Deferred expenses - non current	-	21,234
Advances on building and equipment purchases	156,709	366,317
Investment in joint ventures	1,166,782	1,156,294
Intangible assets, net of accumulated amortization	1,133,601	1,150,935
Total other assets	4,278,751	2,887,809

Total assets	$106,841,720	$71,646,427

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,515,936	$6,327,182
Customer deposits	16,168,355	4,757,179
Billings in excess of costs and estimated earnings	3,363,588	4,882,217
Other payables	1,338,031	168,868
Accrued liabilities	5,346,951	4,214,530
Taxes payable	1,454,849	1,088,335
Total current liabilities	35,187,710	21,438,311

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized,
27,586,593 and 27,556,893 shares issued and outstanding as of
September 30, 2008 and December 31, 2007, respectively	27,586	27,556
Additional paid-in-capital	19,353,835	19,317,287
Statutory reserves	5,067,061	5,067,061
Retained earnings	40,102,939	22,228,095
Accumulated other comprehensive income	7,102,589	3,568,117
Total shareholders' equity	71,654,010	50,208,116

Total liabilities and shareholders' equity	$106,841,720	$71,646,427